Exhibit 99.2

                 Amerada Hess - 3rd Quarter 2005 Conference Call

                              Comments by John Hess

Thank you Jay, and welcome to our third quarter conference call. I would like to make a few brief comments after which John O'Connor will provide an update of our exploration and production operations. John Rielly will then review the financial results for the quarter.

Turning first to exploration and production, our third quarter results benefited from record oil and natural gas prices. Production averaged 312 thousand barrels of oil equivalent per day. Hurricane related downtime in the Gulf of Mexico and temporary facilities issues at several non-operated fields in the North Sea resulted in production being 3% below the year ago quarter.

As of today, we have restored about 50% of our total Gulf of Mexico production of 51 thousand barrels of oil equivalent per day, impacted by the hurricanes. We expect to have over 85% of our production restored in November and more than 90% in December. Despite these short-term production effects, our exploration and production business is progressing favorably. Our development projects are on schedule and on budget, and we will drill some key exploration wildcats over the next two quarters.

Two weeks ago, we announced an agreement with Apache Corporation to acquire its 55% working interest in the deepwater section of the West Mediterranean Block 1 Concession in Egypt for $413 million. In a separate transaction, Apache will acquire, subject to the exercise of preferential rights, Amerada Hess' interests in eight fields located in the Permian Basin in West Texas and New Mexico for $404 million.

This West Med acquisition fits with our strategy to grow our international natural gas business, and we believe that our deepwater and subsea experience will be a significant advantage as we develop the existing gas discoveries. In addition, we see further exploration potential on the block which will enhance our global exploration portfolio.

Also in October, our Russian venture, Samara-Nafta, acquired two additional leases in the Volga-Urals region, bringing Amerada Hess' investment in Russia to approximately $230 million.

With regard to refining and marketing, our operations performed well during the third quarter. The Hovensa joint-venture refinery benefited from a strong margin environment, but operated at somewhat reduced throughput as a result of a scheduled turnaround of the #6 crude unit. Our marketing activities were negatively impacted by lower margins during the quarter.

I will now turn the call over to John O'Connor.